Exhibit 99.1

Marathon Patent Group Issues Update to Shareholders

LOS ANGELES, CA—(Marketwired — August 15, 2017) - Marathon Patent Group, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), an IP licensing and commercialization company, today issued the following shareholder letter.

As Chief Executive, I want to take this opportunity to describe and recap recent developments occurring within Marathon.

On August 3, 2017, Marathon entered into an agreement (“Restructuring Agreement”) with DBD Credit Funding which charts a course for retirement of 100% of our long-term debt, as well as providing an arrangement with DBD for three of our most promising portfolios. Under the Restructuring Agreement, Marathon’s existing debt obligation of approximately $16.0M will be assumed by a newly formed entity controlled by DBD, and Marathon will be released from further obligation for the debt and funding of the actions related to the transferred portfolios.  The completion of the transaction is subject to a number of conditions, including a vote of our shareholders.

The restructuring agreement not only allows for the elimination of the DBD debt, but provides Marathon with a 45% residual revenue share once DBD recovers its costs, certain management fees, and debt amounts. Until the Restructuring Agreement is completed however, which is expected in the third or fourth quarter, Marathon will continue to be obligated to pay any recoveries to DBD in accordance with our pre-existing arrangements.

The three portfolios to be transferred are Magnus IP, Traverse Technologies, and Dynamic Advances.  The Company will retain ownership of its remaining portfolios and expects to continue enforcing those portfolios.

Separately, the Company has entered into an agreement with investors securing a minimum of $3.5 million, and up to $5.5 million, of convertible debt financing to help fund strategic alternatives and other business pursuits.  The release of the new capital is subject to Marathon restructuring its payables and the DBD debt in accordance with levels agreed upon by the new investors. The result of the aforementioned agreement with DBD, the reduced operating cash burn, combined with the new investment, should result in the Company having a strengthened balance sheet with fresh capital. Additional information of the financing transaction is available in the Company’s Current report on Form 8-K filed today.

In addition to continuing in the IP Monetization business, the Company also intends to consider and pursue other strategic alternatives, including potential alternative business directions.

About Marathon Patent Group, Inc.

Marathon is an IP licensing and commercialization company. The Company acquires and manages IP rights from a variety of sources, including large and small corporations, universities and other IP owners. Marathon has a global focus on IP acquisition and management. The Company’s commercialization division is focused on the full commercialization lifecycle which includes discovering opportunities, performing due diligence, providing capital, managing development, protecting and developing IP, assisting in execution of the business plan, and realizing shareholder value.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering and the closing of the transactions. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

Marathon Patent Group
Jason Assad
678-570-6791
Email Contact